Exhibit 3.34.2

CERTIFICATE OF AMENDMENT

OF

THE CERTIFICATE OF INCORPORATION

OF

ET WAYNE FINANCE, INC.

Filed pursuant to Section 242 of the Delaware General Corporation Law

THE UNDERSIGNED, being a duly appointed and authorized officer of ET Wayne Finance, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies on behalf of the Corporation and not in his individual capacity, for the purpose of amending the Corporation’s Certificate of Incorporation (the “Certificate”), as follows:

FIRST, that the Certificate was filed with the Secretary of State of the State of Delaware on November 1, 1999.

SECOND, that the amendment effected hereby was duly authorized by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL and shall be executed, acknowledged and filed in accordance with Section 103 of the DGCL.

THIRD, that in accordance with Sections 242 and 103 of the DGCL, the Certificate shall be amended as follows:

1. Paragraph “Third” is hereby deleted in its entirety and, in lieu thereof, is inserted the following: “The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware. The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by the undersigned this 26th day of May, 2004.

/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice-President, Secretary
and Chairman